[LOGO] Lakeland
       Industries, Inc.

                            701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
                                      (631) 981-9700 - www.lakeland.com
                                             FOR IMMEDIATE RELEASE
                                             ---------------------

            Lakeland Industries Q2 FY 2006 Net Income Increases 44.3%

RONKONKOMA, NY - September 7, 2005 -- Lakeland Industries, Inc. (NASDAQ: LAKE), today announced that net income increased $0.51 million, or 44.3%, to $1.65 million for the three months ended July 31, 2005 from $1.14 million for the three months ended July 31, 2004. Lakeland is a leading manufacturer of industrial protective clothing for industry, municipalities, and healthcare and for first responders on the federal, state and local levels.

THREE MONTHS ENDED JULY 31, 2005
--------------------------------

Net sales increased $2.2 million, or 9.8%, to $25.1 million for the three months ended July 31, 2005 from $22.8 million for the three months ended July 31, 2004. Gross profit increased $0.93 million, or 19.2%, to $5.8 million for the three months ended July 31, 2005 from $4.9 million for the three months ended July 31, 2004. Gross profit as a percentage of net sales increased to 23.1% for the three months ended July 31, 2005 from 21.3% for the three months ended July 31, 2004.

Operating profit increased 17.9% to $2.2 million for the three months ended July 31, 2005 from $1.9 million for the three months ended July 31, 2004. Operating margins increased to 8.8% for the three months ended July 31, 2005 compared to 8.2% for the three months ended July 31, 2004. Lakeland's operating margins are at the highest levels in the Company's history, which were 8.0%, 6.5%, 5.6% and 4.8% in fiscal 2005, 2004, 2003 and 2002, respectively.

SIX MONTHS ENDED JULY 31, 2005
------------------------------

Net sales increased $1.1 million, or 2.2%, to $50.8 million for the six months ended July 31, 2005 from $49.7 million for the six months ended July 31, 2004. Gross profit increased $1.1 million, or 10.3%, to $12.0 million for the six months ended July 31, 2005 from $10.8 million for the six months ended July 31, 2004. Gross profit as a percentage of net sales increased to 23.6% for the six months ended July 31, 2005 from 21.8% for the six months ended July 31, 2004.

Operating profit increased 11.4% to $4.8 million for the six months ended July 31, 2005 from $4.3 million for the six months ended July 31, 2004. Operating margins increased to 9.4% for the six months ended July 31, 2005 compared to 8.6% for the six months ended July 31, 2004.

Despite rising raw material prices, we have been able to increase profits over last year due to tighter controls on our SG&A expenses and international production planning; in our non-Tyvek product lines.

During the second quarter ended July 31, 2004, the Company issued approximately
1.2 million new shares to the public that helped solidify its balance sheet, and in April 2005 recorded a 10% stock split. These issuances of shares had a negative impact on the Company's earnings per share, because the weighted average shares outstanding increased 18% for the three months ended July 31, 2005, compared to the three months ended July 31, 2004. Earnings were $0.33 per basic and diluted share for the three months ended July 31, 2005, compared to $0.27 per basic and diluted share for the three months ended July 31, 2004, while net income increased $0.51 million, or 44.3%, to $1.65 million for the three months ended July 31, 2005 from $1.14 million for the three months ended July 31, 2004. Earnings were $0.67 per basic and diluted share for the six months ended July 31, 2005, compared to $0.65 per basic and diluted share for the six months ended July 31, 2004, while net income increased $0.79 million, or 30.9%, to $3.4 million for the six months ended July 31, 2005 from $2.6 million for the six months ended July 31, 2004.


On July 31, 2005, the Company's balance sheet included total assets of $66.9 million, cash and marketable securities of $7.1 million, working capital of $51.8 million, bank debt of $1.88 million and stockholders' equity of $57.8 million or $11.53 per share of tangible book value.

Christopher Ryan, the CEO commented that, "our market share and margins in our Tyvek business is always challenging, but most of our sales and earnings growth have recently come from and will continue to come from our Non-Tyvek product lines. An example of this is our recent acquisition of Mifflin Valley, Inc. We have acquired both a new product line that runs at significantly higher margins than our Tyvek lines, and additionally an excellent management team.

Thus, we plan to continue to acquire other product lines in the future and grow them with our in place sales operations and our strong capital base. This is our long range growth strategy and it does not happen in one or two quarters' time; but rather in one or two year's time."

Lakeland will host a conference call at 4:30 PM (EST) on September 7, 2005 to discuss the Company's second quarter results. The call will be hosted by Christopher J. Ryan, Lakeland's President and CEO. Investors can listen to the call by dialing 800-370-0898 (Domestic) or 973-409-9260 (International). For a replay of this call, dial 877-519-4471 (Domestic) or 973-341-3080 (International) and give the Pass Code of 6455212.


About Lakeland Industries, Inc.:
Lakeland manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market. Our products are sold by our in-house sales force and independent sales representatives to a network of over 800 safety and mill supply distributors. These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical and high technology electronics manufacturers, as well as hospitals and laboratories. In addition, we supply federal, state, and local government agencies and departments such as fire and police departments, airport crash rescue units, the Department of Defense, Central Intelligence Agency, Federal Bureau of

Investigation, U.S. Secret Service and the Centers for Disease Control and Prevention. Net after tax earnings increased over the preceding year by 75.4%, 32.2%, 39.7%, and 37.9% for the fiscal years ended January 31, 2002, 2003, 2004 and 2005, respectively.

For more information concerning Lakeland, please visit us at: www.lakeland.com
                                                              ----------------

Contact:
Lakeland Industries      Chris Ryan, (631) 981-9700, chrisr@lakeland-ind.com
                                                     -----------------------
                         Gary Pokrassa, (631) 981-9700, garyp@lakeland-ind.com
                                                        ----------------------

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management. All statements, other than statements of historical facts, which address Lakeland's expectations of sources or uses for capital or which express the Company's expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland's future results will not be materially different from those described herein as "believed," "projected", "planned", "intended", "anticipated," "estimated" or "expected," which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events conditions or circumstances on which such statement is based

                         LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                             CONSOLIDATED STATEMENTS OF INCOME
                           (In thousands, except per share data)


                                         Three Months Ended             Six Months Ended
                                              July 31,                      July 31,
                                        2005            2004           2005           2004
                                        ----            ----           ----           ----
Net sales                            $    25,089    $    22,845    $    50,798    $    49,683

Cost of goods sold                        19,293         17,983         38,836         38,842
                                     -----------    -----------    -----------    -----------

Gross profit                               5,796          4,862         11,962         10,841

Operating expenses                         3,590          2,990          7,210          6,577
                                     -----------    -----------    -----------    -----------

Operating profit                           2,206          1,872          4,752          4,264

Interest and other income, net                66              1             89             10

Interest expense                              (4)           (70)            (4)          (206)
                                     -----------    -----------    -----------    -----------

Income before minority interest            2,268          1,803          4,837          4,068

Minority interest in net income of
variable interest entities                    --            175             --            294
                                     -----------    -----------    -----------    -----------

Income before income taxes                 2,268          1,628          4,837          3,774

Provision for income taxes                   620            485          1,476          1,206
                                     -----------    -----------    -----------    -----------

Net income                           $     1,648    $     1,143    $     3,361    $     2,568
                                     ===========    ===========    ===========    ===========

Net income per common share*:
    Basic                            $      0.33    $      0.27    $      0.67    $      0.65
                                     ===========    ===========    ===========    ===========
    Diluted                          $      0.33    $      0.27    $      0.67    $      0.65
                                     ===========    ===========    ===========    ===========

Weighted average common
shares outstanding*:
    Basic                              5,017,046      4,251,486      5,017,046      3,926,402
                                     ===========    ===========    ===========    ===========
    Diluted                            5,021,058      4,257,869      5,021,267      3,932,276
                                     ===========    ===========    ===========    ===========

* Adjusted for the 10% stock dividend to shareholders of record on April 30, 2005 and reflects 1,280,750 shares offered to the public in June and July 2004.

                   LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                           July 31,  January 31,
                                                             2005        2005

ASSETS

Current assets:
Cash and cash equivalents                                   $ 7,117    $ 9,185
Accounts receivable, net                                     13,386     13,117
Inventories                                                  35,983     30,906
Deferred income taxes                                           961        961
Other current assets                                            948        959
                                                            -------    -------
    Total current assets                                     58,395     55,128

Property and equipment, net                                   7,361      5,014
Other assets                                                  1,222        171
                                                            -------    -------
                                                            $66,933    $60,313
                                                            =======    =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable                                            $ 3,572    $ 2,710
Accrued expenses and other current liabilities                3,045      1,442
                                                            -------    -------
    Total current liabilities                                 6,617      4,152

Other long-term liabilities                                     520        495
Deferred income taxes                                            86         86
Minority interest in Variable Interest Entities                  --      1,113
Amount Outstanding under revolving credit arrangement         1,882         --

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 par; authorized
    1,500,000 shares (none issued)
Common stock, $0.01 par; authorized
    10,000,000 shares; issued and outstanding
    5,017,046 and 4,560,885 shares at July
    31, 2005 and at January 31, 2005, respectively               50         46
Additional paid-in capital                                   42,431     36,273
Retained earnings                                            15,347     18,148
                                                            -------    -------
    Total stockholders' equity                               57,828     54,467
                                                            -------    -------
                                                            $66,933    $60,313
                                                            =======    =======